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                                EXHIBIT 21

                  Subsidiaries of CYTOGEN Corporation



AxCell Biosciences Corporation, a Delaware corporation, is a wholly-owned subsidiary of CYTOGEN Corporation.


Cellcor, Inc., a Delaware corporation, is a wholly-owned subsidiary of CYTOGEN Corporation.


Targon Corporation, a Delaware corporation, is a majority-owned subsidiary of CYTOGEN Corporation.



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